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                                                                EXHIBIT 23.1


                            ACCOUNTANTS' CONSENT


The Board of Directors and Stockholders
        Whittman-Hart, Inc.:

     We consent to incorporation in the registration statement on Form S-8 of Whittman-Hart, Inc. of our report dated February 19, 1996, except for paragraph two of Note 13, which is as of April 3, 1996, related to the balance sheets of Whittman-Hart, Inc. as of December 31, 1995 and 1994, and the related statements of earnings, stockholders' equity, and cash flows, and our report dated February 19, 1996 related to the financial statement schedule, for each of the years in the three-year period ended December 31, 1995, which reports appear in the registration statement on Form S-1 (Registration No. 333-1778) of Whittman-Hart, Inc.


                                  /s/ KPMG Peat Marwick LLP


Chicago, Illinois
May 2, 1996